UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 16, 2015 (July 14, 2015)

EFACTOR GROUP CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-51569	84-1598154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 Avenue of the Americas, Suite 5060

New York, New York 10036

(Address of Principal Executive Offices)

(650) 380-8280

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

On July 14, 2015, EFactor Group Corp. (the “Company”) filed a Certificate of Amendment (the “Amendment”) with the Secretary of State of the State of Nevada to effect a reverse stock split of its outstanding shares of common stock and preferred stock at a ratio of 1 for 60 (the “Stock Split”), which Amendment shall become effective on July 17, 2015. The Stock Split was previously approved by the board of directors of the Company and by stockholders holding at least a majority of the voting power of the Company. A copy of the Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

The effective date of the Stock Split will be July 17, 2015. Upon the effectiveness of the Stock Split, the Company’s issued and outstanding shares of common stock will decrease from approximately 197.1 million shares to approximately 3.3 million shares of common stock, and the Company’s issued and outstanding shares of Series A preferred stock will decrease from 2.5 million shares to approximately 42,000 shares of Series A preferred stock, all with a par value of $0.001 per share. Fractional shares resulting from the Stock Split will be rounded up to the next whole number. The exercise price of the Company’s outstanding options and warrants will be adjusted accordingly.

On July 16, 2015, the Company issued a press release announcing the Stock Split.  A copy of the press release is attached hereto as Exhibit 99.1, which shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment filed with the Nevada Secretary of State on July 14, 2015
99.1	Press release issued by the Company on July 16, 2015 regarding reverse stock split

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 16, 2015

EFACTOR GROUP CORP.

By:	/s/ Adriaan Reinders
Name: Adriaan Reinders
Title: Chief Executive Officer